Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the RealPage, Inc., 2010 Equity Incentive Plan of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of RealPage, Inc. and the effectiveness of internal control over financial reporting of RealPage, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

February 27, 2013